Exhibit 99.1

Sundance Energy Announces Completion of its

Redomiciliation to the United States

Denver, November 26, 2019 (GLOBE NEWSWIRE) Sundance Energy Inc. (NASDAQ: SNDE) is pleased to announce that its previously announced transaction to redomicile from Australia to the United States has been fully implemented today.

The shares of Sundance Energy Inc. issued today in connection with the redomiciliation will trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SNDE”, and Sundance Energy Inc. will continue to be subject to the reporting requirements of the U.S. Securities and Exchange Commission (“SEC”) and applicable corporate governance rules of Nasdaq.  Further details regarding the implementation of the redomiciliation can be found in filings made today with the SEC.

About Sundance Energy Inc.

Sundance Energy Inc. (“Sundance” or the “Company”) is a US-based, independent energy exploration company, with headquarters in Denver, Colorado, USA. The Company is focused on the acquisition and development of large, repeatable oil and natural gas resource plays in North America. Current activities are focused in the Eagle Ford.  A comprehensive overview of the Company can be found on Sundance’s website at www.sundanceenergy.net.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   These statements are identified by the use of the words “project,” “believe,” “estimate,” “expect,” “anticipate,” “intend,” “contemplate,” “foresee,” “would,” “could,” “plan,” and similar expressions that are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on Sundance. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Sundance will be those that are anticipated. Sundance’s forward-looking statements involve significant risks and uncertainties (some of which are beyond Sundance’s control) and assumptions that could cause actual results to differ materially from Sundance’s historical experience and present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: changes in U.S. or non-U.S. laws, including tax laws, that could reduce or eliminate the benefits expected to be achieved from the redomiciliation; an inability to realize expected benefits from the redomiciliation or the occurrence of difficulties in connection with the redomiciliation; and costs related to the redomiciliation, which could be greater than expected. You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. Forward-looking statements also are affected by the risk factors described in Sundance’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, as amended, and those set forth from time-to-time in other filings with the SEC. Sundance undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

For more information, please contact:
John Roberts	Eric McCrady
VP Finance & Investor Relations	Chief Executive Officer
Tel: (720) 638-2400	Tel: (303) 543-5703